Exhibit 4.1

SPARTAN STORES, INC.
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
___________________________________

ARTICLE 1

ESTABLISHMENT AND PURPOSE

                    1.1          Establishment of Plan.

                    Spartan Stores, Inc. (the "Company") is establishing the Spartan Stores, Inc. Supplemental Executive Savings Plan as of January 1, 2002. The Related Employers listed in Appendix A have adopted the Plan effective as of the dates set forth in Appendix A.

                    1.2          Purpose.

                    The Company desires to retain the services of a select group of executives who contribute to the profitability and success of the Company. The Company is adopting the Plan to provide the executives who participate in the Plan with the opportunity to defer a portion of their Compensation and have additional retirement income.

                    1.3          Status of Plan Under ERISA.

                    The Plan is intended to be "unfunded" and maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" for purposes of ERISA. Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of any Trust Fund is not intended to change this characterization of the Plan.

ARTICLE 2

DEFINITIONS

                    The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific articles or sections shall refer to Articles or Sections of the Plan unless otherwise stated.

                    2.1          Account.

                    "Account" means the bookkeeping record of the Participant's benefits under the terms of the Plan.

                    2.2          Associate.

                    "Associate" means any individual who, for tax purposes, is considered to be a common-law employee of the Company or any Related Employer who has adopted the Plan. An individual who is treated by the Company or a Related Employer as an independent contractor for tax purposes is not an Associate.

                    2.3          Base Salary.

                    "Base Salary" means a Participant's regular compensation from the Company. Base Salary excludes any amounts earned before a Participant's election to make Elective Deferrals from such salary.

                    2.4          Beneficiary.

                    "Beneficiary" means the beneficiary designated in writing by the Participant to receive benefits from the Plan in the event of his death. The Beneficiary shall be designated on a form provided by the Company, and the Participant may change the Beneficiary designation at any time by signing and filing a new form with the Company. However, if the Participant is married at the time of his death, the Beneficiary of any death benefits shall be the Participant's spouse, despite any designation to the contrary, unless the spouse has consented to a different or additional Beneficiary. The spouse's consent shall be in writing and shall be witnessed by a Plan representative or by a notary public.

                    If the Participant designates a trust as Beneficiary, the Company shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust. Further, the Company shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

                    The rules of this paragraph apply unless provided otherwise in the Participant's Beneficiary designation form. If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary. If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary's heirs in the manner described in the next paragraph. If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary's heirs in the manner described in the next paragraph as if the Beneficiary was the Participant.

                    If the Participant fails to designate a Beneficiary or if no designated Beneficiary survives the Participant, distribution shall be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable. The classes, in order of priority, are as follows:

                    (a)          The Participant's Spouse;

                    (b)          The Participant's children or their then-living issue, by right of representation; and

                    (c)          The legal heirs of the Participant under the laws of the Participant's state of residence on the date of the Participant's death.

                    The facts as shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of Trustee shall be conclusive as to the amount properly payable. The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Plan.

                    2.5          Board of Directors.

                    "Board of Directors" means the Company's governing body.

                    2.6          Bonus.

                    "Bonus" means a payment of cash compensation to a Participant other than Base Salary. The Plan Administrator shall periodically determine which types of payment shall be considered a separate Bonus for purposes of the Plan.

                    2.7          Bonus Computation Period.

                    "Bonus Computation Period" means the time period which is used by the Company in determining whether a Bonus has been earned and the amount of the Bonus.

                    2.8           Change In Control.

                    "Change in Control" shall have the same meaning as in the Spartan Stores, Inc. Supplemental Executive Retirement Plan.

                    2.9           Code.

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    2.10          Company.

                    "Company" means Spartan Stores, Inc. However, solely for purposes of determining whether a Participant has terminated employment with the Company, "Company" means Spartan Stores, Inc. and all Related Employers.

                    2.11          Compensation.

                    "Compensation" shall have the same meaning as in the Savings Plus Plans, except that it shall not be subject to the dollar limit contained in Section 401(a)(17) of the Code.

                    2.12          Discretionary Contribution.

                    "Discretionary Contribution" means the amount credited to a Participant's Account under Section 4.4 hereof.

                    2.13          Distributable Event.

                    "Distributable Event" means an event described in Section 5.1.

                    2.14          Effective Date .

                    "Effective Date" means January 1, 2002, the date the Plan first became effective.

                    2.15          Elective Deferrals.

                    "Elective Deferrals" are the amounts by which a Participant agrees to reduce his Compensation in order to have amounts credited to his Account.

                    2.16          ERISA.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    2.17          Investment Results.

                    "Investment Results" means the earnings, gains and losses achieved by an investment fund elected by a Participant under Section 4.5. The Investment Results for a Participant shall be determined as if the portion of his Account which was deemed to be invested in the investment fund had actually been invested in the investment fund during the relevant time period.

                    2.18          Matching Contributions.

                    "Matching Contributions" means the amounts credited to a Participant's Account under Section 4.3 based on the Elective Deferrals made by the Participant to this Plan and the elective deferrals made by the Participant to one of the Savings Plus Plans.

                    2.19          Participant.

                    "Participant" means an Associate or former Associate of the Company who has met the requirements for participation under Article 3, and who is or may become eligible to receive a retirement benefit from the Plan.

                    2.20          Plan.

                    "Plan" means the Spartan Stores, Inc. Supplemental Executive Savings Plan.

                    2.21          Plan Administrator.

                    "Plan Administrator" means the Company or the committee designated by the Company as the Plan Administrator under Article 7.

                    2.22          Plan Year.

                    "Plan Year" means the 12-consecutive-month period beginning on January 1 and ending on the following December 31.

                    2.23          Related Employer.

                    "Related Employer" means (a) any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Code; (b) any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Code; (c) any member of an affiliated service group with the Company, as defined in Section 414(m) of the Code; and (d) any other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code. An entity shall be a Related Employer with the Company only with regard to a time period in which the requirements of this Section are satisfied.

                    2.24          Savings Plus Plans.

                    "Savings Plus Plans" means the Spartan Stores, Inc. Savings Plus Plan and the Spartan Retail Savings Plus Plan.

                    2.25          Total Disability.

                    "Total Disability" shall have the same meaning as in the Savings Plus Plans.

                    2.26          Trust Agreement.

                    "Trust Agreement" means the Trust under the Spartan Stores, Inc. Supplemental Executive Savings Plan. If a Trust Agreement is established, it shall conform with the model rabbi trust contained in IRS Revenue Procedure 92-64.

                    2.27          Trust Fund.

                    "Trust Fund" means the assets held under the Trust Agreement.

                    2.28          Trustee.

                    "Trustee" means the financial institution designated as trustee by the Company pursuant to Article 6.

ARTICLE 3

PARTICIPATION

                    3.1          Eligibility for Participation.

                    Each Associate who is an officer- or director-level Associate (as opposed to a member of the Board of Directors) of Spartan Stores, Inc. or a Related Employer and also is a Participant in one of the Savings Plus Plans is eligible to participate in the Plan. An eligible Associate shall begin to participate in the Plan on the latest of the Plan's Effective Date, the date the Associate becomes an officer- or director-level Associate of Spartan Stores, Inc. or a Related Employer, or the date the Associate becomes a Participant in a Savings Plus Plan. It is intended that participation be limited to Associates who qualify as members of a "select group of management or other highly compensated employees" under Title I of ERISA.

                    As a condition for participation in the Plan, the Associate must sign an application form provided by the Plan Administrator. In the application form, the Associate shall acknowledge that he is an unsecured creditor of the Company and its Related Employers with regard to any benefits under the Plan and waive any right to a priority claim with regard to the benefits.

                    3.2          Termination of Active Participation.

                    A Participant who ceases to be an officer- or director-level Associate shall cease further active participation in the Plan. In addition, the Plan Administrator may remove an Associate from further active participation in the Plan. If this occurs, the Associate shall not have any additional amounts credited to his Account under Sections 4.2, 4.3 or 4.4.

ARTICLE 4

AMOUNTS CREDITED TO ACCOUNTS

                    4.1          Participants' Accounts.

                    The Plan Administrator shall maintain an Account for each Participant to record the Participant's benefits under the terms of the Plan. Amounts shall be credited to a Participant's Account as provided in this Article. A Participant shall always be 100% vested in amounts credited to his Account.

                    The Account is for bookkeeping purposes only. The Company is not required to make contributions to the Trust Fund to fund the amount credited to a Participant's Account.

                    4.2          Amounts Credited Based Upon Elective Deferrals.

                    The Company shall credit a Participant's Account with the amount of a Participant's Elective Deferrals as follows:

                    (a)          Time of Election. Before the beginning of each Plan Year, a Participant may make a written election to make Elective Deferrals from Compensation earned during that Plan Year. However, the following special rules apply:

                    (1)          If an Associate initially becomes a Participant during a Plan Year, the Associate may make an election within 30 days after the Associate becomes a Participant to make Elective Deferrals from Base Salary earned subsequent to the election.

                    (2)          If the Bonus Computation Period is not the Plan Year, the Participant's election shall be made before the beginning of the Bonus Computation Period.

                    (b)          Separate Elections Permitted. A Participant may make separate elections with regard to Elective Deferrals from Base Salary and Bonuses.

                    (c)          Maximum Amount of Elective Deferrals. A Participant may defer up to the following amounts:

                    (1)          50% of the Base Salary paid to the Participant. This limit shall be separately applied to each pay period for which Base Salary is paid; and

                    (2)          100% of each Bonus paid to the Participant.

                    (d)          Irrevocability of Election. A Participant's election to make Elective Deferrals during a Plan Year or Bonus Computation Period is irrevocable during that Plan Year or Bonus Computation Period.

                    (e)          Crediting of Elective Deferrals to Accounts. A Participant's Elective Deferrals shall be credited to his Account as soon as administratively feasible after the amounts otherwise would have been paid to the Participant.

                    (f)          Limitation on Elective Deferrals. Notwithstanding any other provision, if a Participant receives a hardship withdrawal under one of the Savings Plus Plans, the Participant shall not make any Elective Deferrals during the remaining portion of the Plan Year in which the withdrawal occurs or during the next Plan Year.

                    4.3          Amounts Credited As Matching Contributions.

                    As of the first day of each Plan Year, the Plan Administrator may credit a Matching Contribution to the Account of each eligible Participant. The amount of the Matching Contribution credited to the Participant's Account shall be equal to the amount of matching contribution that would have been contributed to the Participant's matching contribution account in the relevant Savings Plus Plan if the Elective Deferrals were actually contributed to the relevant Savings Plus Plan during the prior Plan Year and none of the limits of the Internal Revenue Code applied. Matching contributions will be treated as if they are invested in Company stock as provided in Section 4.5 below.

                    No Matching Contributions shall be made for a Plan Year for a Participant unless the Participant has elected to defer the maximum percentage of his Compensation to the relevant Savings Plus Plan for the prior Plan Year that is allowed under the terms of the relevant Savings Plus Plan and Sections 402(g), 414(v), 415 and 401(k)(3) of the Code.

                    4.4          Amounts Credited As Discretionary Contributions.

                    If a Participant is eligible to receive a discretionary contribution under the relevant Savings Plus Plan for a Plan Year, the Company may elect to credit to the Participant's account the difference between the amount actually contributed to his discretionary contribution account in the relevant Savings Plus Plan and the amount of discretionary contribution that would have been contributed to the Participant's account in the relevant Savings Plus Plan if none of the limits of the Code applied. This Discretionary Contribution shall be credited to the Participant's Account as of the first day of the month following the date the discretionary contribution is actually made to the relevant Savings Plus Plan.

                    4.5          Amounts Credited Based Upon Investment Results.

                    All Matching Contributions will be treated as if they are invested in the common stock of the Company until distributed to the Participant. A Participant may choose among different investment funds periodically made available by the Plan Administrator for purposes of determining the Investment Results credited to the remainder of his Account. A Participant may also choose to have all or a portion of his account treated as if it was invested in the common stock of the Company. The Plan Administrator shall periodically establish administrative rules for a Participant to make his investment elections and rules regarding the crediting of Investment Results. Investment Results shall continue to be credited (or debited) to a Participant's Account until the entire amount credited to the Account is distributed to the Participant.

                    The Company shall be under no obligation to make investments that correspond to the Participants' investment elections, even though the Participants' elections are used to determine the Investment Results on the Participant's Account under the Plan.

ARTICLE 5

DISTRIBUTION OF BENEFITS

                    5.1          Distributable Events.

                    A Participant or his Beneficiary shall be eligible for benefits under the Plan if a Distributable Event occurs. A Distributable Event occurs if:

                    (a)          The Participant dies.

                    (b)          The Participant is determined to have a Total Disability.

                    (c)          The Participant terminates employment with the Company (including all Related Employers) for any reason.

                    5.2          Amount of Benefit.

                    A Participant's benefits from the Plan shall be the amount credited to his Account as of the date or dates the Participant's benefit payments are made under Section 5.3.

                    5.3          Form and Time of Payment.

                    A Participant's benefits shall be paid in the form of a single lump sum payment within 60 days after the Distributable Event occurs.

                    5.4          Hardship Withdrawals.

                    A Participant who has an unforeseeable emergency may receive payment while employed by the Company or a Related Employer of all or part of the amount credited to his Account. However, a Participant may only withdraw the amount reasonably needed to satisfy the emergency need.

                    For purposes of this Section, an unforeseeable emergency is a severe financial hardship of the Participant resulting from: a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; loss of the Participant's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. However, the Participant shall not be considered to have an unforeseeable emergency if the hardship is or may be relieved:

                    (a)          Through reimbursement or compensation by insurance or otherwise;

                    (b)          By liquidation of the Participant's assets, to the extent the liquidation of such assets would itself not cause severe financial hardship; or

                    (c)          By the cessation of Elective Deferrals.

The need to send a Participant's child to college or the desire to purchase a home are not unforeseeable emergencies for purposes of this Section.

                    The Plan Administrator may periodically establish administrative rules regarding withdrawals under this Section.

                    5.5          Other Withdrawals During Employment.

                    A Participant may withdraw all or part of his Account at any time and for any reason, while employed by the Company or a Related Employer. However, if a Participant receives a withdrawal under this Section, the following penalties shall apply:

                    (a)          10% of the amount withdrawn shall be forfeited; and

                    (b)          The Participant shall be ineligible to make any additional Elective Deferrals for six months after the withdrawal. At the end of the six month period, the Participant's Elective Deferrals will automatically resume at the rate in effect for the Plan Year in which the Elective Deferrals resume.

The Plan Administrator may periodically establish administrative rules regarding withdrawals under this Section.

                    5.6          Tax Withholding.

                    Any applicable federal, state, or local income taxes shall be withheld from the payment of benefits.

                    5.7          Spendthrift Provision.

                    No benefit or interest under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or his Beneficiary.

ARTICLE 6

FUNDING

                    6.1          Funding of Benefits.

                    If a Change In Control occurs, the Company shall establish a grantor trust of the type referred to as a "rabbi trust" and make a contribution to the rabbi trust in an amount sufficient to fully fund all Participants' Accounts under the Plan. The contributions shall be made no later than the date of the Change In Control. The benefits that become payable under the Plan to a Participant or his Beneficiary shall be paid from the assets of the Trust Fund to the extent they are not paid directly by the Company.

                    The Company may establish a rabbi trust prior to a Change In Control. If a Trust Fund is established prior to a Change In Control, the Company may, but is not required to, make contributions to the Trust Fund.

                    6.2          Status as Grantor Trust.

                    The Trust Fund shall be a grantor trust under Sections 671 through 678 of the Code. The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Company's general creditors if the Company becomes insolvent. If any assets of the Trust Fund are seized by general creditors of the Company, a Participant's right to receive benefits under the Plan shall not be changed.

                    6.3          Status of Participants as Unsecured Creditors.

                    The obligation of the Company to pay benefits under the Plan shall be unsecured. Each Participant is an unsecured creditor of the Company. Although the Company may make corporate investments to fund its potential liability under the Plan, the Plan constitutes a mere promise by the Company to make benefit payments in the future.

                    The establishment of an Account for a Participant and the Company's payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan for tax purposes or Title I of ERISA.

ARTICLE 7

ADMINISTRATION

                    7.1          Plan Administrator.

                    The Company shall have the sole responsibility for the administration of the Plan and is designated as named fiduciary and Plan Administrator.

                    7.2          Delegation of Duties.

                    The Company may delegate its duties as Plan Administrator to a committee appointed by the Board of Directors. The committee shall have the power and duties of the Plan Administrator which are described in this Article. If a member of the committee is a Participant, he shall abstain from voting on any matter relating to his benefits under the Plan.

                    7.3          Powers of Plan Administrator.

                    The Plan Administrator shall have all discretionary powers necessary to administer and satisfy its obligations under the Plan, including, but not limited to, the following:

                    (a)          Maintain records pertaining to the Plan.

                    (b)          Interpret the terms and provisions of the Plan.

                    (c)          Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

                    (d)          Determine the rights under the Plan of any Participant applying for or receiving benefits.

                    (e)          Administer the appeal procedure provided in this Article.

                    (f)          Perform all acts necessary to meet the reporting and disclosure obligations imposed by Sections 101 through 111 of ERISA (if any are applicable).

                    (g)          Delegate specific responsibilities for the operation and administration of the Plan to such Associates or agents as it deems advisable and necessary.

                    7.4          Standard of Care.

                    The Plan Administrator shall administer the Plan solely in the interest of Participants and for the exclusive purposes of providing benefits to the Participants and their Beneficiaries. The Plan Administrator shall administer the Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

                    The Plan Administrator shall not be liable for any act or omission relating to its duties under the Plan unless the act or omission violates the standard of care described in this Section.

                    7.5          Appeal Procedure.

                    Any Participant whose application for benefits under the Plan has been denied, in whole or in part, shall be given written notice of the denial of benefits by the Plan Administrator. The notice shall be in easily understood language and shall indicate the reasons for denial and the specific provisions of the Plan on which the denial is based. The notice shall explain that the Participant may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to approve the Participant's claim and explain why such information is necessary.

                    A Participant may make a written request to the Plan Administrator for a review of any denial of benefits under the Plan. The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

                    A Participant who requests a review of a denial of benefits in accordance with this appeal procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant may have a duly authorized representative act on his behalf in exercising his right to request a review and any other rights granted by this appeal procedure. The Plan Administrator shall provide a review of the decision denying the claim for benefit within 60 days after receiving the written request for review.

                    A Participant shall not be permitted to commence any legal action against the Company regarding his benefits under the Plan before exhausting the appeal procedure contained in this Section.

ARTICLE 8

MISCELLANEOUS

                    8.1          Employment Rights.

                    The existence of the Plan shall not grant a Participant any legal right to continue as an Associate nor affect the right of the Company to discharge a Participant.

                    8.2          Amendment.

                    The Company shall have the right to amend the Plan at any time. However, no amendment or termination shall reduce the amount credited to a Participant's Account.

                    8.3          Termination.

                    The Board of Directors shall have the right to terminate the Plan at any time. If the Plan is terminated, no additional amounts shall be credited to a Participant's Account under Section 4.2, but the Participant shall be credited with Investment Results under Section 4.3 until the Participant's benefits are distributed to the Participant. The Participant shall be entitled to receive the amount credited to his Account upon satisfying the requirements for payment of benefits under the Plan, unless the Company elects to make payment at an earlier time.

                    8.4          Severability.

                    The unenforceability of any provision of the Plan shall not affect the enforceability of the remaining provisions of the Plan.

                    8.5          Construction.

                    Words used in the masculine shall apply to the feminine where applicable. Wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

                    8.6          Governing Law.

                    To the extent that Michigan law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the state of Michigan.

APPENDIX A
TO THE
SPARTAN STORES, INC.
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

Related Employer	Adoption Date

Family Fare, Inc.	January 1, 2002

L & L / Jiroch Distributing Company	January 1, 2002

J.F. Walker Company, Inc.	January 1, 2002

Seaway Food Town, Inc.	January 1, 2002